
FEE
FEE
DENIO
JUNCTION
NV 140
NV 140
NV 292
Scale (miles)
County Road
County Road
ASHDOWN
PROJECT
ASHDOWN
MINE
SYLVIA MINE
MORRIS
MOLYBDENUM
MILL
FEE LAND
Approximate
Boundary of
3 Mile AOI
Figure 1.
MORRIS MOLYBDENUM MILL /
ASHDOWN PROJECT
LOCATION MAP
ASHDOWN MILL Area of Interest